Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year-End 2006 Results and

Provides 2007 Financial Outlook

-- Strong Financial Position Enables Advancement of Multiple Product Candidates for Cancer--

-- Conference call today at 5:00 p.m. ET --

Bothell, WA — February 6, 2007— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for its fourth quarter and year ended December 31, 2006 and provided 2007 financial guidance.

Fourth Quarter and Year 2006 Financial Results Summary

Revenues for the fourth quarter of 2006 were $2.6 million, compared to $2.3 million for the fourth quarter of 2005. For the year ended December 31, 2006, revenues were $10.0 million, compared to $9.8 million for the year ended December 31, 2005. Revenues were generated from fees, milestones and reimbursements earned through the company’s antibody-drug conjugate (ADC) technology collaborations.

Total operating expenses for the fourth quarter of 2006 were $13.8 million, compared to $10.3 million for the fourth quarter of 2005. For the year 2006, total operating expenses were $50.2 million, compared to $41.8 million in the year 2005. The increases in both periods of 2006 were primarily attributable to higher non-cash stock-based compensation expense, as well as increased employee costs associated with expansion of the company’s manufacturing and clinical activities across its development programs.

Net loss for the fourth quarter of 2006 was $10.0 million, or $0.20 per share, compared to $7.3 million, or $0.17 per share, for the same period in 2005. For the year 2006, net loss was $36.0 million, or $0.74 per share, compared to $29.4 million, or $0.70 per share, for the year 2005.

As of December 31, 2006, Seattle Genetics had $86.6 million in cash and investments compared to $96.4 million as of September 30, 2006. Cash and investments as of December 31, 2006 do not include the upfront payment of $60.0 million under the SGN-40 license agreement with Genentech, which was announced in January 2007 and for which the waiting period has expired under Hart-Scott-Rodino antitrust laws.

“We had an excellent 2006 during which we achieved many significant milestones, including moving SGN-40 into phase II development and initiating a phase I clinical trial with SGN-35, our first proprietary auristatin-based ADC. We started 2007 off strongly by announcing an agreement with Genentech that will enable us to accelerate and expand development of SGN-40, while providing significant financial resources towards advancing our other promising product candidates for cancer,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “During 2007, we expect to advance SGN-40 in both single-agent and combination studies in collaboration with Genentech. We also plan to move SGN-33 into phase II clinical trials and to complete dose escalation of SGN-35 in preparation for later-stage clinical studies. Our recently announced ADC collaboration with Agensys is designed to expand our product portfolio into several solid tumor types. We believe our strong financial position enhances our ability to execute on our comprehensive development plans.”

Recent significant accomplishments include:

•	Entering into exclusive worldwide license agreement with Genentech to develop and commercialize SGN-40. Under the agreement, Seattle Genetics will receive an upfront payment of $60 million,

potential milestone payments exceeding $800 million and escalating double-digit royalties on annual net sales of SGN-40 starting in the mid-teens. Genentech will fund future research, development, manufacturing and commercialization costs, including reimbursing Seattle Genetics for its costs to conduct SGN-40 clinical trials and development activities.

•	Reporting promising phase I data at the 2006 annual meeting of the American Society of Hematology demonstrating that SGN-40 is well tolerated and induces objective antitumor activity in patients with relapsed or refractory non-Hodgkin’s lymphoma.

•	Initiating a single-agent phase II study designed to assess the antitumor activity, tolerability and pharmacokinetic profile of SGN-40 in patients with relapsed or refractory diffuse large B-cell lymphoma, the most common type of aggressive non-Hodgkin’s lymphoma.

•	Initiating a single-agent, dose-escalation phase I clinical trial of SGN-35 for patients with relapsed or refractory Hodgkin’s disease and other CD30-positive hematologic malignancies.

•	Entering into a collaboration agreement with Agensys to jointly research, develop and commercialize up to two ADC products for cancer.

2007 Financial Outlook

Seattle Genetics currently anticipates 2007 revenues to be in the range of $17 million to $19 million, generated from fees, milestones and reimbursements earned through the company’s SGN-40 and ADC collaborations.

Total operating expenses are expected to be approximately $55 million to $65 million for 2007. The planned increase in 2007 operating expenses is primarily attributable to expanded clinical trials of SGN-40, manufacturing and clinical activities for SGN-33 and IND-enabling activities for SGN-70. SGN-40 costs will be reimbursed by Genentech. Included in operating expenses is an estimated $5 to $7 million attributable to non-cash stock-based compensation expense.

The company expects to generate cash from operations of approximately $35 million to $45 million during 2007, driven primarily by cash payments projected to be received from Genentech under the SGN-40 license agreement. This expectation includes the $60 million upfront payment, anticipated milestones and estimated reimbursements under the agreement.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 366-7417 (domestic) or (303) 262-2140 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11082927. The telephone replay will be available until 4:00 p.m. PT on February 8, 2007.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including lymphoma, multiple myeloma, leukemia and solid tumors. The company has also developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition to its worldwide license agreement with Genentech for SGN-40, Seattle Genetics currently has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys. More information can be found at http://www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectation regarding financial results, future advancement of the company’s product candidates, progress of the company’s collaborators and continued generation of clinical and preclinical data concerning the company’s product portfolio. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may affect actual results include delays in receiving applicable regulatory or organizational approvals for the company’s clinical trials, including approval of the institutional review boards at the medical institutions where the clinical trials are to be conducted, or delays in enrolling patients at such medical institutions. Similarly, the company cannot control the amount and timing of resources its collaborators may devote to products incorporating the company’s technology and as a result progress of its collaborators towards clinical trials is uncertain. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	December 31,
	2006	2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$82,587	$42,471
Other current assets	2,842	1,675

Total current assets	85,429	44,146
Property and equipment, net	7,794	8,532
Long-term investments	3,986	36,736
Restricted investments	486	605

Total assets	$97,695	$90,019

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,389	$5,045
Deferred revenue	3,160	6,053

Total current liabilities	8,549	11,098

Deferred rent	513	513
Deferred revenue, net of current portion	399	2,950

Total long-term liabilities	912	3,463

Stockholders’ equity	88,234	75,458

Total liabilities and stockholders’ equity	$97,695	$90,019

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues	$2,583	$2,319	$10,005	$9,757
Expenses
Research and development	11,081	8,537	40,136	34,683
General and administrative	2,746	1,779	10,074	7,145

Total operating expenses	13,827	10,316	50,210	41,828

Loss from operations	(11,244)	(7,997)	(40,205)	(32,071)
Investment income, net	1,224	648	4,190	2,638

Net loss	$(10,020)	$(7,349)	$(36,015)	$(29,433)

Basic and diluted net loss per share	$(0.20)	$(0.17)	$(0.74)	$(0.70)

Weighted-average shares used in computing basic and diluted net loss per share	51,026	42,377	48,659	42,238